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                                                                 EXHIBIT 10.9(b)

                         1993 DIRECTOR STOCK OPTION PLAN

                                 AMENDMENT NO. 3


       The 1993 Director Stock Option Plan (the "Plan") is amended effective as of June 29, 2000, as follows:

       Section 3 of the Director Plan is amended to read in its entirety as follows:

       Stock Subject to the Plan. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 100,000 Shares(1) (the "Pool") of Common Stock. The Shares may be authorized but unissued or reacquired Common Stock.

       If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.




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(1) Includes increase of 40,000 Shares on June 29, 2000.